Exhibit 11
HMN Financial, Inc.
Computation of Earnings Per Common Share




                                     Three Months Ended March 31,
                                   -----------------------------
Computation of Earnings
  Per Common Share:                     1999             1998
                                   -------------    ------------
Weighted average number of common
 shares outstanding used in basic
 earnings per common share
 calculation                         4,509,368        5,447,501

Net dilutive effect of:
 Options                               186,223          403,037
 Restricted stock awards                26,551           61,395
                                     -----------      -----------

Weighted average number of shares
 outstanding adjusted for effect
 of dilutive securities              4,722,142        5,911,933
                                     ===========      ===========

Income available to common
 shareholders                     $  1,602,000        1,663,355

Basic earnings per common share   $       0.36             0.31

Diluted earnings per common share $       0.34             0.28